EXHIBIT 10.7
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of 12/13/05, by and between the undersigned Key Person (as defined in the Master Transaction Agreement) (“Consultant”), and Basic Health Care Networks of Texas, L.P., a Texas limited partnership (the “Purchaser”), in reference to the following:

RECITALS

A. The Consultant is a physician licensed in Texas, engaged in the business of providing physician practice management and administrative services in connection with various clinics in the State of Texas providing general practice, family practice, urgent care, physical medicine, rehabilitation and other ancillary medical services.

B. This Consulting Agreement is being entered into pursuant to a certain MASTER TRANSACTION AGREEMENT (“Master Transaction Agreement”), dated and effective as of December 13, 2005, is by and among Purchaser on the one hand, and 303 MEDICAL CLINIC, P.A., a Texas professional association, BRUCE WARDLE’, D.O., P.A., a Texas professional association, IBERIA MEDICAL CLINIC, P.A., a Texas professional association, KINGSLEY MEDICAL CLINIC, P.A., a Texas professional association, LAKE JUNE MEDICAL CENTER, P.A., a Texas professional association, NORTHSIDE MEDICAL CLINIC, P.A., a Texas professional association, O’CONNOR MEDICAL CENTER, P.A., a Texas professional association, and RED BIRD URGENT CARE CLINIC, P.A., a Texas professional association (collectively, the “Clinics”) and Dr. Bruce Wardlay.

C.  Pursuant to the Master Transaction Agreement, the Purchaser shall acquire certain assets (“Acquired Assets”) of the Clinics (the “Acquisition”) under a series of separate acquisition agreements. The Master Transaction Agreement, together with each of the exhibits attached thereto, including each of the Asset Purchase Agreements (and documents to be executed in connection therewith), are hereinafter collectively referred to as the “Transaction Documents.” Concurrently herewith, the Consultant will enter into a Non-Competition Agreement with the Purchaser.

D.  In connection with the Acquisition, one or more newly formed Texas professional associations (“New PA”) shall be formed by Texas-licensed physicians who shall conduct the medical practices formerly conducted by the Clinics, and such New PA will hire certain physicians and staff of the former Clinics.

E.  The Consultant has valuable knowledge, relationships, experience and expertise in the management and operation of clinics for the delivery of general family and urgent care and ancillary medical services such as rehabilitation and physical medicine; the Purchaser desires that the Consultant advise the Purchaser in connection with the provision of management services to the New PA.

F.  The Purchaser desires to engage Consultant, and Consultant desires to enter into a consulting agreement with the Purchaser, to provide consulting services and assistance to the Purchaser with respect to the management and operation of the New PA and the development of the New Clinics.

G.  Nothing in this Agreement is intended to obligate the Consultant to render medical advice, or engage in patient care.

NOW, THEREFORE, the Purchaser and the Consultant agree as follows:

AGREEMENT

1. Term. The term of this Agreement shall commence on the date of Closing (as defined in the Master Transaction Agreement) and continue until December 31, 2006, renewable for an additional one (1) year period at the option of the Purchaser upon written notice to the Consultant prior to December 31, 2006, unless and until this Agreement is earlier terminated pursuant to Section 5 below (the “Term”).

2.  Duties of Consultant.

2.1  Consultant shall, to the best of its ability, render the services set forth in Section 2.2 below (the “Services”), in a timely and professional manner in accordance with this Agreement. Subject to the foregoing, the manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. Further, the parties shall cooperate in good faith to agree upon and implement such further services and agreements as may be requested by Purchaser relating to the Services. If Consultant performs any work on Purchaser’s premises, Consultant shall comply with all security, confidentiality, safety and health policies of Purchaser.

2.2 The Services under this Agreement shall include:

(a) Ongoing Consultation. During the Term of this Agreement, Consultant shall advise the Purchaser regarding all aspects of the operation and management of the Clinics, specifically, under the Management Services Agreement between the Purchaser on the one hand, and the New PA on the other hand, as applicable; provided, however, that the Services shall not include the provision of medical advice, patient care or advice regarding patient care protocols, and that no additional Services shall be performed other than as set forth in this Agreement or otherwise agreed between the parties.

(b)  Other Services. Additional services for compensation as agreed in writing by the parties.

(c) Availability of Consultant. Consultant shall make himself reasonably available for consultation during normal business hours. Consultant shall not be required to maintain an office and is not required by any provision of this Agreement to provide a specific number of hours of service. Consultant may provide advisory services in person, by telephone, or by other remote means of communication as appropriate, so long as the Services are rendered effectively.

(d)  Substance of Services. The services of Consultant shall apply only to the provision of advise and opinions on the general terms of all aspects of the operation and management of the Clinics. Consultant shall not be required to provide specific detailed instructions on the particular duties of any particular agent, representative, employee, officer or director of the Purchaser. Purchaser shall designate not more than two agents, representatives and employees, at any one time, as contacts with Consultant and all advise and opinions rendered by Consultant shall be communicated to Purchaser by and through such agents, representatives or employees. The responsibility for the use of and acting upon any information, advise or opinions given by Consultant shall be that of the Purchaser and Consultant shall bear no liability for the use, failure to use or misuse of such information and opinions.

3.  Compensation.

3.1  Calculation of Compensation. The Purchaser shall pay to the Consultant, as compensation for the Services, the following amounts consisting of performance incentive bonuses for each completed year of service:

(a)   For the quarter ending March 31, 2007, Purchaser shall pay Consultant a performance incentive bonus based on the amount, if any, that Pre-Tax Profits from the Practice for such twelve month period ending March 31, 2007, exceeds 2005 Pre-Tax Profits (“2006 Increased Profit”), calculated as set forth in the table in Annex 3.1 (“2006 Performance Incentive Bonus”).

(b)  For the quarter ending March 31, 2008, beginning as of the first anniversary of the Closing Date, Purchaser shall pay Consultant a performance incentive bonus based on the amount, if any, that Pre-Tax Profits from the Practice for such twelve month period ending March 31, 2008, exceeds 2006 Pre-Tax Profits (“2007 Increased Profit”), calculated as set forth in the table in Annex 3.1 (“2007 Performance Incentive Bonus”).

For purposes of this Section 3.1, the term “Practice” shall mean the medical practices established from assets purchased and/or acquired by the Company from FT. WORTH REHABILITATION, INC. and REHABILITATION PHYSICIANS NETWORK, INC. (the assets of which were also acquired in connection with the Master Transaction Agreement), and the Clinics, provided however, the term “Practice” shall not include additional practices, clinics or management services companies established after the date hereof by the Company, wherever located.

For purposes of this Agreement, “Pre-Tax Profits,” with respect to any given year, shall mean the consolidated net income of the Practice for the 12 month period ending March 31 of that year, before provision for all federal, state and local income taxes for such period, determined by an independent accountant mutually designated by the parties, in accordance with GAAP; provided, however, that in making the foregoing determinations Pre-Tax Profits:

i.  (i)neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Purchaser or the Clinics is the named beneficiary or is otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be treated as an expense;

(ii)  any extraordinary or unusual gains or losses and any gains or losses from the sale of any capital assets used by the Purchaser or the Clinics or any subsidiary thereof in its operations during the applicable period (as opposed to assets acquired in the ordinary course of the business of the Clinics and its subsidiaries for resale or other disposition) shall be excluded from income;

  3.2  Payment Terms. The Purchaser shall pay Consultant the amounts due hereunder within sixty (60) days after the end of each calendar year (beginning after completion of the 2006 calendar year). The payment terms in Section 3.1 and 3.2 shall survive the termination of this Agreement until all payments due to Consultant under this Section 3 are calculated and paid, except that in the event of an automatic termination or termination by default of the Consultant under Sections 5.1 or 5.2 the payment obligations under this Section 3 shall immediately terminate.

4. Nondisclosure and Noninterference.

4.1 Access to Confidential Information. The Consultant agrees that during the course of the business relationship between the Consultant and the Purchaser, the Consultant will have access to and become acquainted with confidential proprietary information (“Confidential Information”) which is owned by the Purchaser and is regularly used in the operation of the Purchaser’s business. The Consultant agrees that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Purchaser is engaged, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Purchaser. The Consultant agrees that the term “Confidential Information” includes, without limitation, any proprietary or otherwise undisclosed information about present and future patents, patent applications, copyrights, trademarks, trade names, service marks, service names, “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Purchaser, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The Consultant acknowledges that all Confidential Information, whether prepared by the Consultant or otherwise acquired by the Consultant in any other way in connection with this Agreement or the Master Transaction Agreement, shall, as between the Purchaser and the Consultant, remain the exclusive property of the Purchaser.

4.2 No Unfair Use by Consultant. The Consultant promises and agrees that the Consultant (which shall include the Consultant’s employees and contractors) shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Purchaser’s Confidential Information, either directly or indirectly, nor will the Consultant use the Confidential Information in any way or at any time except as required in the course of the Consultant’s business relationship with the Purchaser. The Consultant agrees that the sale or unauthorized use or disclosure of any of the Purchaser’s Confidential Information constitutes unfair competition. The Consultant promises and agrees not to engage in any unfair competition with the Purchaser.

4.3 Termination of Confidentiality Obligation. Confidential Information ceases to be confidential and subject to the terms of this Agreement if (a) such information becomes generally known to the public through no fault of the Consultant; (b) the Purchaser conveys such information to a third party without designating it as confidential; and/or (c) the Consultant learns of such information from a third party who did not breach any obligation of confidentiality. Additionally, the Consultant shall have the right to disclose Confidential Information if required to do so by court order, provided that prior to so disclosing, the Consultant shall inform the Purchaser of the court order and give the Purchaser an opportunity to seek a protective order respecting such Confidential Information.

4.4 Noninterference. Consultant acknowledges that Purchaser’s relationships with its employees, agents, suppliers, customers and vendors are valuable business assets. Accordingly, Consultant agrees that, during the period of this Agreement Consultant shall not (for itself or for any third party) divert or attempt to divert from Purchaser any business, employee, agent, supplier, client, customer or vendor, through solicitation or otherwise. Consultant further acknowledges that its engagement or participation, directly or indirectly, in any business in competition with Purchaser would inherently involve the unauthorized use or disclosure of Confidential Information. Accordingly, to prevent any such unauthorized use or disclosure, Consultant agrees that it shall not, during the term of this Agreement, engage or participate, directly or indirectly, in any such competitive business unless it can demonstrate to Purchaser’s reasonable satisfaction that there is no reasonable possible risk of such unauthorized use or disclosure. Prior to any such engagement or participation in any such competitive business, Consultant shall notify Purchaser and shall give Purchaser a reasonable opportunity to determine the degree of any such risk of unauthorized use or disclosure. Accordingly, to prevent any such unauthorized use or disclosure, Consultant agrees that it shall not, during the term of this Agreement, engage or participate, directly or indirectly, in any such competitive business unless it can demonstrate to Purchaser’s reasonable satisfaction that there is no reasonable possible risk of such unauthorized use or disclosure. Prior to any such engagement or participation in any such competitive business, Consultant shall notify Purchaser and shall give Purchaser a reasonable opportunity to determine the degree of any such risk of unauthorized use or disclosure. Notwithstanding the foregoing, Purchaser expressly acknowledges and agrees that this section 4.4 shall in no event apply to Consultant’s management, participation, ownership or other interest in the clinics and entities listed on Exhibit “A” attached hereto and made a part hereof for all purposes.

4.5 Obligations Survive Agreement. The Consultant’s obligations under this section 4 shall survive the expiration or termination of this Agreement.

5. Termination.

5.1 Termination on Default. Should either party default in the performance of this Agreement or materially breach any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective upon two days notice (which notice shall be given in accordance with Section 9 below). For purposes of this section, material breaches of this Agreement shall include, but not be limited to any of the following:

(a)  the failure by the Purchaser to pay the compensation set forth in section 3 above when due, if the Purchaser has not cured such breach within 10 days after receipt of written notice from the Consultant;

(b)  the material breach or refusal to perform any term of this Agreement by Consultant, if the Consultant has not cured such breach within twenty (20) days after receipt of written notice from the Purchaser;

(c)  the failure, on more than one occasion, to perform duties which are required to be performed under the terms of this Agreement on the part of the Consultant;

(d)  the Consultant’s commission of acts of dishonesty, fraud, or misrepresentation by any of the Consultants members, managers or employees;

(e)  the failure by the Consultant to conform to all laws and regulations governing the Consultant’s duties under this Agreement;

(f)  the commission by the Consultant of any act that brings the Purchaser into public scandal or which will reflect unfavorably on the reputation of the Purchaser;

(g)  the failure of Consultant to be reasonably available for consultation by Purchaser, except in the case of death or Disability (hereinafter defined) of Consultant;

(h) the cessation of Continuous Service (hereinafter defined) under this Agreement by Consultant, except in the case of death or Disability of Consultant; “Continuous Service” means that the provision of services to the Purchaser under this Agreement is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of a leave of absence of up to one month during any twelve month period unless approved by the Purchaser; and

(i) the breach by Consultant of any term of the Transaction Documents to which it is a party, if the Consultant has not cured such breach within twenty days after the Purchaser delivers written notice to the Consultant.

For purposes of this Agreement, “Disability” means when an individual is permanently and totally disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

5.2 Automatic Termination. This Agreement will terminate without any further action on the part of either party upon the occurrence of any of the following events: (a) an agreement by the parties to terminate, as contemplated by section 1 above, or (b) the voluntary dissolution or winding up of the Consultant.

5.3 Return of Purchaser Property. Upon the termination or expiration of this Agreement, the Consultant shall immediately transfer to the Purchaser all files (including, but not limited to, electronic files), records, documents, drawings, specifications, equipment and similar items in his possession relating to the business of the Purchaser or its Confidential Information (including the work product of the Consultant created pursuant to this Agreement) and the Purchaser shall immediately transfer to the Consultant all files (including, but not limited to, electronic files) records, documents, drawings, specifications, equipment and similar items in its possession belonging to the Consultant, so long as such property does not include or encompass Confidential Information belonging to the Purchaser. If property otherwise belonging to the Consultant includes or encompasses Confidential Information belonging to the Purchaser, then such Confidential Information shall be removed from the property, if possible, but if it is not possible to remove the Confidential Information then the Purchaser and the Consultant will negotiate in good faith to find a mutual solution to the disposition of the property.

5.4 Remedies for Breach. Consultant recognizes that the covenants contained in Section 4 hereof are reasonable and necessary to protect the legitimate interests of Purchaser, that Purchaser would not have entered into this Agreement in the absence of such covenants, and that Consultant’s breach or threatened breach of such covenants shall cause Purchaser irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, Consultant agrees that Purchaser shall be entitled, without the necessity of posting of any bond or security, to the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate. This right shall be in addition to any other remedy available to Purchaser at law or in equity.

6. Status of Consultant. The Consultant understands and agrees that the Consultant is not an employee of the Purchaser and that the Consultant will not be entitled to receive employee benefits from the Purchaser, including, but not limited to, sick leave, vacation, retirement or death benefits. Furthermore, the Consultant shall pay, when and as due, any and all taxes incurred as a result of the Consultant’s compensation hereunder, including estimated taxes, and shall provide the Purchaser with proof of said payments, upon demand. The Consultant hereby agrees to indemnify the Purchaser for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Purchaser arising out of the Consultant’s breach of this section.

7. Representations and Warranties of Consultant.

(a)  The Consultant represents that the Consultant has the qualifications and ability to perform the services in a professional manner, without the advice, control, or supervision of the Purchaser.

(b)  Consultant represents and warrants that, to the best of his knowledge, the Consultant is not a party to any other agreement that would prevent Consultant from performing his obligations under this Agreement.

8.  Disclaimer. Each of the parties hereto disclaims any representations, warranties, guarantees, or projections relating to the future earnings, revenues or profits of any business, any descriptions of the value of any property or intangibles (including but not limited to good will, “going concern” value, accounts receivable), any statements as to return on investment, or any other matter whatsoever with respect to any party, affiliate of any party, entity, and New PA (as described in the Master Transaction Agreement).

9. Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally, on the next business day when sent overnight by Federal Express or other nationally recognized overnight courier service, or five (5) days after being mailed if mailed by first-class, registered or certified mail, postage prepaid, addressed:

If to Purchaser, addressed to:

Robert S. Goldsamt, CEO
Basic Health Care Networks of Texas, L.P.
4270 Promenade Way, Suite 226
Marina Del Rey, California 90292
Facsimile: (310) 876-0791

With copies to:

Kevin K. Leung, Esq.
Richardson & Patel, LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Facsimile: (310) 208-1154

 If to the Obligor, addressed to:

Kenny Myers
8315 Inwood rd.
Dallas Texas, 75209
Phone 214 797 5004

or at such other address or addresses as the respective parties shall have furnished to the other parties in writing.

10. Additional Covenants. The Consultant agrees to promptly notify the Purchaser in writing of any change in status of the Consultant, including: (i) the disassociation, departure, separation, termination of any Key Person from the Consultant, (ii) the termination or expiration of the Operating Agreement of the Consultant; or (iii) the voluntary dissolution or winding up of the Consultant. The parties agree that in all actions taken in performance of this Agreement and in their enforcement of all rights granted under this Agreement, they will act in good faith and practice fair dealing.

11.  Choice of Law and Venue. This Agreement shall be governed according to the laws of the State of Texas. Venue for any legal or equitable action between the Purchaser and the Consultant which relates to this Agreement shall be in the county of Dallas.

12. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by the Consultant to the Purchaser, and except for the Master Transaction Agreement and agreements referenced therein, this Agreement contains all of the covenants and agreements between the parties with respect to the services to be rendered by the Consultant to the Purchaser in any manner whatsoever. Each party to this agreement acknowledges that except as set forth in the Master Transaction Agreement and the agreements referenced therein, no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

13. Counterparts. This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

14. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

15. Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or herself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

16. Assignment. Consultant acknowledges that Purchaser has entered into this Agreement on the basis of the particular abilities of Consultant. Accordingly, the Purchaser shall be entitled to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement and any of its rights or obligations of this Agreement, but Consultant shall not and shall not have the right to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Purchaser. Except as provided herein, any purported assignment, transfer or delegation by Consultant shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

17. Electronically Transmitted Documents. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date first written above.

CONSULTANT:

/s/ Kenny Myers
___________________________
Kenny Myers

PURCHASER:

BASIC HEALTH CARE NETWORKS OF TEXAS, LP, A TEXAS LIMITED PARTNERHSIP

By: BASIC HEALTH CARE NETWORKS OF TEXAS I, LLC, a Delaware limited liability company,  General Partner

By: /s/ Robert Goldsamt
______________________________
           Robert Goldsamt
Chief Executive Officer

ANNEX 3.1

PERFORMANCE INCENTIVE BONUS

The “2006 Performance Incentive Bonus” shall equal one-third (33.33%) of:

20% of 2006 Increased Profit between $1 million and $1,999,999; and
25% of 2006 Increased Profit between $2 million and $2,999,999; and
30% of 2006 Increased Profit between $3 million and $3,999,999; and
35% of 2006 Increased Profit between $4 million and $4,999,999; and
40% of 2006 Increased Profit between $5 million and $5,999,999; and
50% of 2006 Increased Profit over $6 million

The “2007 Performance Incentive Bonus” shall equal one-third (33.33%) of:

20% of 2007 Increased Profit between $1 million and $1,999,999; and
25% of 2007 Increased Profit between $2 million and $2,999,999; and
30% of 2007 Increased Profit between $3 million and $3,999,999; and
35% of 2007 Increased Profit between $4 million and $4,999,999; and
40% of 2007 Increased Profit between $5 million and $5,999,999; and
50% of 2007 Increased Profit over $6 million